Exhibit 99

Tredegar Reports Third-Quarter Results

          RICHMOND, Va., November 7, 2006 -- Tredegar Corporation (NYSE: TG) reported third-quarter net income of $9.7 million (25 cents per share) compared to $7.6 million (20 cents per share) in 2005.  Earnings from manufacturing operations in the third quarter were $10.0 million (26 cents per share) versus $8.8 million (23 cents per share) last year.  Third-quarter sales were up to $296.3 million from $240.7 million in 2005.  A summary of results for the third quarter and first nine months is shown below:

	Three Months Ended September 30		Nine Months Ended September 30

(In Millions, Except Per-Share Data)	2006	2005	2006	2005

Sales	$296.3	$240.7	$846.7	$717.2
Net income as reported under generally accepted accounting principles (GAAP)	$9.7	$7.6	$27.2	$15.3
After-tax effects of:
Loss associated with plant shutdowns, asset impairments and restructurings	1.0	1.1	2.9	9.5
Loss from AFBS (formerly Therics) ongoing operations	—	.1	—	2.3
Gains from sale of assets and other items	(.7)	—	(1.6)	(1.8)

Income from manufacturing operations*	$10.0	$8.8	$28.5	$25.3

Diluted earnings per share as reported under GAAP	$.25	$.20	$.70	$.40
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset impairments and restructurings	.03	.03	.07	.25
Loss from AFBS (formerly Therics) ongoing operations	—	—	—	.06
Gains from sale of assets and other items	(.02)	—	(.04)	(.05)

Diluted earnings per share from manufacturing operations*	$.26	$.23	$.73	$.66

          * The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, AFBS’ (formerly Therics, Inc.) ongoing operations, and gains from sale of assets and other items have been presented separately and removed from net income and earnings per share as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations.  Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP.  They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.  They also exclude AFBS.  On June 30, 2005, substantially all of the assets of AFBS were sold or assigned to a newly- created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

          John D. Gottwald, Tredegar’s president and chief executive officer, said: “Third-quarter earnings per share from manufacturing operations increased 13% compared with last year.  While profits were flat in films, results include a lag in the pass-through of higher resin costs of approximately $1.5 million. Growth in sales of higher value-added materials continues to drive improvement in performance.  In aluminum, operating profit increased mainly due to higher volume.  However, we have recently experienced a slow down in orders in most markets that appears to be more significant than normal seasonal factors. Consequently, we are concerned about near-term performance.”

MANUFACTURING OPERATIONS
Film Products

          Third-quarter net sales in Film Products were $135.0 million, up 16.0% from $116.4 million in the third quarter of 2005 while operating profit from ongoing operations was flat at $13.8 million.  Profits were adversely affected by the lag in the pass-through of higher average resin costs (estimated negative impact of $1.5 million in the third quarter of 2006 versus none in the third quarter of last year).  The increase in sales and operating profit excluding the resin pass-through lag was primarily due to continued growth in surface protection films, elastic materials and new apertured topsheets. Volume was 64.4 million pounds compared with 66.1 million pounds in the third quarter of 2005.  Volume declines were mainly due to lower sales of certain barrier films that are being discontinued in conjunction with the shutdown of the plant in LaGrange, Georgia.  Net sales, operating profit and volume in the second quarter of 2006 were $121.4 million, $13.3 million ($12.8 million excluding the estimated positive resin pass-through lag of $500,000) and 61.9 million pounds, respectively.

          Film Products has index-based pass-through raw material cost agreements for the majority of its business.  However, under certain agreements, changes in resin prices are not passed through for an average period of 90 days. Average quarterly prices of low-density polyethylene resin (LDPE) in the U.S. increased 6-7 cents per pound in the third quarter of 2006 after decreasing 8 and 6 cents per pound in the first and second quarters of 2006, respectively. LDPE prices in the U.S. decreased in September 2006 by 2-3 cents per pound. Average LDPE prices in Europe and Asia also increased in the third quarter of 2006.  Since 2002, U.S. LDPE prices have more than doubled.  Resin prices in Europe, Asia and South America have also increased significantly during this time.

          Net sales were $382.7 million in the first nine months of 2006, up 11.2% versus $344.3 million in 2005.  Operating profit from ongoing operations was $42.6 million in the first nine months of 2006, up 15.8% compared to $36.8 million in 2005. Year-to-date volume decreased to 190.8 million pounds from 197.8 million pounds in 2005.

          Film Products continues to expand capacity to support growth in new products.  Capital expenditures were $26.1 million in the first nine months of 2006 and are expected to be $40 million for the year versus $50 million in 2005.  Approximately half of the forecasted capital expenditures relates to expanding the production capacity for surface protection films.  Other planned capital expenditures include capacity additions for elastic materials and a new information system, which is currently being rolled out in U.S. locations. Depreciation expense was $23.5 million in the first nine months of 2006 compared with $19.2 million in the first nine months of last year, and is projected to increase by approximately $5 million to $32 million for the year.

Aluminum Extrusions

          Third-quarter net sales in Aluminum Extrusions were $154.0 million, up 30.4% from $118.1 million in the third quarter of 2005 primarily due to improved volume and higher selling prices.  Operating profit from ongoing operations increased to $5.4 million, up 23% from $4.4 million in the third quarter of 2005.  The increase in operating profit was mainly due to higher volume (up 7.1%).  Lower energy costs of approximately $1 million and higher selling prices partially offset the adverse impact of appreciation of the Canadian Dollar (approximately $1 million), charges for possible uncollectible accounts ($800,000) and sales mix changes.  Volume increased to 68.4 million pounds versus 63.9 million pounds in the third quarter of 2005.  Growth in shipments continued to be driven by demand for extrusions used in commercial construction and hurricane protection products.  However, the company is concerned about near-term performance based on a recent slow down in orders in most markets that appears to be more significant than normal seasonal factors.

          Net sales were $443.0 million in the first nine months of 2006, up 25.1% versus $354.0 million in 2005.  Operating profit from ongoing operations was $15.9 million in the first nine months of 2006, up 8.9% compared to $14.6 million in 2005. Year-to-date volume increased to 201.5 million pounds, up 8.5% compared to 185.7 million pounds in 2005.  The increase in operating profit during the first nine months was primarily due to higher volume and selling prices, partially offset by appreciation of the Canadian Dollar ($2.7 million), charges for possible uncollectible accounts ($1.2 million), margin compression caused by rapidly increasing aluminum costs (adverse impact estimated of $1.1 million) and higher energy costs ($1 million).

          Capital expenditures in the first nine months of 2006 were $5.6 million and are expected to be approximately $8 million for the year.

OTHER ITEMS

          Net pension expense was $1.9 million in the first nine months of 2006, an increase of $4.0 million (7 cents per share after taxes) from the net pension income of $2.1 million recognized in the first nine months of 2005.  Tredegar expects net pension expense of $2.5 million in 2006, an unfavorable change of $5.2 million (9 cents per share after taxes) versus 2005.  Most of this change relates to a pension plan that is reflected in “Corporate expenses, net” in the operating profit by segment table.  The company expects required contributions to its pension plans to be about $800,000 in 2006.

          On October 26, 2006, the company announced changes to its U.S. defined benefit (pension) and savings plans covering salaried and certain other employees.  The changes will have no impact on the company’s net income or earnings per share in 2006.  The company expects that the changes relating to the pension plan will reduce its projected benefit obligation by approximately $10 million as of December 31, 2006.  In 2007, the changes to the pension plan are expected to reduce the company’s service cost, interest cost and amortization of prior service cost components of pension expense by approximately $600,000, $600,000 and $1.5 million, respectively, and the savings plan changes are expected to increase charges for company matching contributions by approximately $700,000.

          During the first quarter of 2006, the company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-Based Payment, which requires all stock-based compensation to be expensed and accounted for using a fair value-based method.  The adoption of SFAS No. 123R and the granting of stock options in 2006 resulted in first, second and third quarter pretax charges for stock option-based compensation of $211,000, $282,000 and $215,000, respectively.  The company expects to recognize stock option-based compensation costs under the new standard of approximately $1 million in 2006 (2 cents per share after taxes).

          Results for the first nine months of 2006 and 2005 also include net after- tax charges of $2.9 million (7 cents per share) and $9.5 million (25 cents per share), respectively, for plant shutdowns, asset impairments and restructurings.  In addition, results for the first nine months of 2006 and 2005 include gains from the sale of assets and other items of $1.6 million (4 cents per share) and $1.8 million (5 cents per share), respectively.  Details regarding these items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

          Net debt (debt net of cash) was $48.3 million at September 30, 2006, a decline of $41 million since December 31, 2005, and less than one times the last twelve months adjusted EBITDA from manufacturing operations of $102 million.

          See notes to financial statements and tables for reconciliations to comparable GAAP measures.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

          Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  When we use the words “believe,” “hope,” “expect,” “are likely,” “project” and similar expressions, we do so to identify forward-looking statements.  Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.  Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer -- The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices, especially in the personal care market; sales volume and profitability of Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the United States and Canada, particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns during the winter months; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission from time- to-time, including the risks and important factors set forth in “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for this period that will be filed with the Securities and Exchange Commission.

          Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

          To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures.  Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

          Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30

	2006	2005	2006	2005

Sales	$296,256	$240,716	$846,711	$717,197
Other income (expense), net (a) (b)	474	(394)	734	3,104

	296,730	240,322	847,445	720,301

Cost of goods sold (a)	252,848	201,917	719,177	604,346
Freight	7,265	6,281	20,989	18,626
Selling, R&D and general expenses (a)	20,151	17,597	56,684	56,417
Amortization of intangibles	37	50	112	262
Interest expense	1,331	1,196	4,231	3,252
Asset impairments and costs associated with exit and disposal activities (a)	692	1,159	3,410	12,517

	282,324	228,200	804,603	695,420

Income before income taxes	14,406	12,122	42,842	24,881
Income taxes	4,716	4,465	15,687	9,542

Net income (a) (b) (c)	$9,690	$7,657	$27,155	$15,339

Earnings per share:
Basic	$.25	$.20	$.70	$.40
Diluted	.25	.20	.70	.40
Shares used to compute earnings per share:
Basic	38,654	38,465	38,629	38,453
Diluted	39,123	38,565	38,876	38,598

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30

	2006	2005	2006	2005

Net Sales
Film Products	$134,961	$116,350	$382,697	$344,305
Aluminum Extrusions	154,030	118,085	443,025	354,014
AFBS (formerly Therics) (d)	—	—	—	252

Total net sales	288,991	234,435	825,722	698,571
Add back freight	7,265	6,281	20,989	18,626

Sales as shown in the Consolidated Statements of Income	$296,256	$240,716	$846,711	$717,197

Operating Profit
Film Products:
Ongoing operations	$13,770	$13,822	$42,611	$36,796
Plant shutdowns, asset impairments and restructurings, net of gains on sale of assets and related income from LIFO inventory liquidations (a)	1,022	(1,225)	207	(812)
Aluminum Extrusions:
Ongoing operations	5,407	4,362	15,947	14,580
Plant shutdowns, asset impairments and restructurings, net of gains on sale of assets (a)	(920)	(406)	(1,434)	(1,246)
AFBS (formerly Therics) (d):
Ongoing operations	—	—	—	(3,467)
Loss on investment in Therics, LLC	—	(91)	(25)	(91)
Plant shutdowns, asset impairments and restructurings (a)	(494)	—	(494)	(10,049)

Total	18,785	16,462	56,812	35,711
Interest income	315	146	822	386
Interest expense	1,331	1,196	4,231	3,252
Gain on the sale of corporate assets (b)	—	—	56	61
Stock option-based compensation costs (e)	215	—	708	—
Corporate expenses, net (a)	3,148	3,290	9,909	8,025

Income before income taxes	14,406	12,122	42,842	24,881
Income taxes	4,716	4,465	15,687	9,542

Net income (a) (b) (c)	$9,690	$7,657	$27,155	$15,339

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2006	December 31, 2005

Assets

Cash & cash equivalents	$29,842	$23,434
Accounts & notes receivable, net	159,190	119,330
Income taxes recoverable	4,802	7,163
Inventories	58,773	62,438
Deferred income taxes	7,141	7,778
Prepaid expenses & other	3,388	4,224

Total current assets	263,136	224,367

Property, plant & equipment, net	326,758	322,876
Other assets	95,952	96,527
Goodwill & other intangibles	139,058	137,988

Total assets	$824,904	$781,758

Liabilities and Shareholders’ Equity

Accounts payable	$88,364	$61,731
Accrued expenses	45,805	36,031
Current portion of long-term debt	1,179	—

Total current liabilities	135,348	97,762

Long-term debt	76,915	113,050
Deferred income taxes	86,429	74,287
Other noncurrent liabilities	11,315	11,297
Shareholders’ equity	514,897	485,362

Total liabilities and shareholders’ equity	$824,904	$781,758

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30

	2006	2005

Cash flows from operating activities:
Net income	$27,155	$15,339
Adjustments for noncash items:
Depreciation	32,619	28,203
Amortization of intangibles	112	262
Deferred income taxes	10,135	6,801
Accrued pension income and postretirement benefits	2,358	(1,611)
Gain on sale of assets	(56)	(2,507)
Loss on asset impairments and divestitures	1,150	6,556
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(37,600)	(15,327)
Inventories	5,180	12,631
Income taxes recoverable	2,353	(8,627)
Prepaid expenses and other	870	789
Accounts payable	25,109	(3,169)
Accrued expenses and income taxes payable	7,877	(1,132)
Other, net	(938)	(2,767)

Net cash provided by operating activities	76,324	35,441

Cash flows from investing activities:
Capital expenditures	(31,714)	(49,027)
Novalux investment	(542)	—
Proceeds from the sale of assets and property disposals	266	3,368
Other, net	—	737

Net cash used in investing activities	(31,990)	(44,922)

Cash flows from financing activities:
Dividends paid	(4,656)	(4,641)
Debt principal payments	(38,956)	(33,875)
Borrowings	4,000	45,620
Bank overdrafts	—	3,642
Proceeds from exercise of stock options	1,162	406

Net cash (used in) provided by financing activities	(38,450)	11,152

Effect of exchange rate changes on cash	524	(1,218)

Increase in cash and cash equivalents	6,408	453
Cash and cash equivalents at beginning of period	23,434	22,994

Cash and cash equivalents at end of period	$29,842	$23,447

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended September 30, 2006

	Film Products	Aluminum Extrusions	Total

Operating profit from ongoing operations	$50.8	$20.6	$71.4
Allocation of corporate overhead	(9.1)	(3.7)	(12.8)
Add back depreciation and amortization	30.9	12.0	42.9

Adjusted EBITDA (f)	$72.6	$28.9	$101.5

Selected balance sheet and other data as of September 30, 2006:
Net debt (g)	$48.3
Shares outstanding	38.8

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the third quarter of 2006 include:

*

A net pretax gain of $1 million associated with the shutdown of the films manufacturing facility in LaGrange, Georgia, including a gain of $1.2 million for related LIFO inventory liquidations (included in “Cost of goods sold” in the condensed consolidated statements of income), partially offset by other shutdown-related costs of $198,000;

*

A pretax charge of $920,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income); and

	*	A pretax charge of $494,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey.

Plant shutdowns, asset impairments and restructurings in the first nine months of 2006 include:

*

A net pretax gain of $1.4 million associated with the shutdown of the films manufacturing facility in LaGrange, Georgia, including a gain of $2.6 million for related LIFO inventory liquidations (included in “Cost of goods sold” in the condensed consolidated statements of income), partially offset by severance and other costs of $1 million and asset impairment charges of $130,000;

*	Pretax charges of $1 million for asset impairments in Film Products;

*

A pretax charge of $920,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in “Cost of goods sold” in the condensed consolidated statements of income);

*	Pretax charges of $727,000 for severance and other employee-related costs in connection with restructurings in Film Products ($213,000) and Aluminum Extrusions ($514,000); and

*	A pretax charge of $494,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey.

Plant shutdowns, asset impairments and restructurings in the third quarter of 2005 include:

*

Pretax charges of $906,000 for severance and other employee-related costs in connection with restructurings in Film Products ($514,000), Aluminum Extrusions ($207,000), and at corporate headquarters ($185,000; included in “Corporate expenses, net” in the Operating Profit by Segment table);

*

A net pretax charge of $595,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products (of this amount, $657,000 in pretax charges for employee relocation and recruitment is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

*	A pretax charge of $198,000 related to the shutdown of the aluminum extrusions facility in Aurora, Ontario; and

*	Pretax charges of $117,000 for accelerated depreciation related to restructurings in Film Products.

Plant shutdowns, asset impairments and restructurings in the first nine months of 2005 include:

*

A pretax charge of $10 million related to the sale or assignment of substantially all of AFBS’ (formerly Therics) assets, including asset impairment charges of $5.6 million, lease-related losses of $3 million and severance and other transaction-related costs of $1.4 million (see Note (b) for additional information);

*

Pretax charges of $1.8 million related to severance and other employee-related costs in connection with restructurings in Film Products ($991,000), Aluminum Extrusions ($648,000) and at corporate headquarters ($185,000; included in “Corporate expenses, net” in the Operating Profit by Segment table);

*

A pretax gain of $1.6 million related to the shutdown of the films manufacturing facility in New Bern, North Carolina, including a $1.8 million gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), partially offset by shutdown-related expenses of $225,000;

*

A pretax charge of $1 million for process reengineering costs associated with the implementation of a new information system in Film Products (included in “Costs of goods sold” in the condensed consolidated statements of income);

*

A net pretax charge of $725,000 related to severance and other employee-related costs associated with the restructuring of the research and development operations in Film Products (of this amount, $1.2 million in pretax charges for employee relocation and recruitment is included in “Selling, R&D and general expenses” in the condensed consolidated statements of income);

*

A pretax gain of $653,000 related to the shutdown of the films manufacturing facility in Carbondale, Pennsylvania, including a $630,000 gain on the sale of the facility (included in “Other income (expense), net” in the condensed consolidated statements of income), and the reversal to income of certain shutdown-related accruals of $23,000;

*

A net pretax charge of $597,000 related to the shutdown of the aluminum extrusions facility in Aurora, Ontario, including $1.1 million of shutdown-related costs, partially offset by the reversal to income of certain severance and employee-related accruals of $474,000;

*

A pretax gain of $508,000 for interest receivable on tax refund claims (included in “Corporate expenses, net” in the net sales and operating profit by segment table and “Other income (expense), net” in the condensed consolidated statements of income); and

*	Pretax charges of $322,000 for accelerated depreciation related to restructurings in Film Products.

(b)

Gain on the sale of corporate assets in 2006 includes a gain related to the sale of public equity securities.  Gain on the sale of corporate assets in 2005 includes a gain related to the sale of corporate real estate.

(c)

Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $11.9 million for the third quarter of 2006 and income of $11.4 million for the third quarter of 2005.  Comprehensive income (loss) was income of $32.2 million for the first nine months of 2006 and income of $10.9 million for the first nine months of 2005.  Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(d)

On June 30, 2005, substantially all of the assets of AFBS, Inc. (formerly Therics, Inc.), a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.  AFBS retained substantially all of its liabilities in the transaction, which included customary indemnification provisions for pre-transaction liabilities.  AFBS received a 17.5% equity interest in the new company valued at $170,000 and a 3.5% interest in Theken Spine, LLC valued at $800,000, along with potential future payments on the sale of certain products by Therics, LLC.

(e)

Effective January 1, 2006, Tredegar adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (SFAS 123(R)) using the modified prospective method.  SFAS 123(R) requires the company to record compensation expense for all share-based awards. Tredegar previously applied Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations and provided the required pro forma disclosures of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123).  Prior periods were not restated.

(f)

Adjusted EBITDA for the twelve months ended September 30, 2006, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-down, charges related to stock option awards accounted for under the fair value-based method and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity).  Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow.  We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity.  When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA.  We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(g)	Net debt is calculated as follows (in millions):

Debt	$78.1
Less: Cash and cash equivalents	(29.8)

Net debt	$48.3

Net debt is utilized by management in evaluating the company’s financial leverage and equity valuation and the company believes that investors also may find net debt to be helpful for the same purposes.

SOURCE  Tredegar Corporation
           -0-                                                  11/07/2006
           /CONTACT:  D. Andrew Edwards of Tredegar Corporation, +1-804-330-1041, Fax: +1-804-330-1777, or daedward@tredegar.com/
           /Web site:  http://www.tredegar.com/
           (TG)